BrainStorm Signs MOU for Collaboration with Massachusetts General Hospital and University of Massachusetts Medical School to Conduct Human Clinical Trials in the United States

NEW YORK & PETACH TIKVAH, Israel—(BUSINESS WIRE)— BrainStorm Cell Therapeutics Inc. (BCLI.OB), a developer of adult stem cell technologies and CNS therapeutics, announced today that it has entered into a Memorandum of Understating with Massachusetts General Hospital and the University of Massachusetts Medical School in anticipation of applying for FDA approval to begin ALS human clinical trials in the United States.

The parties have agreed to take initial preparatory steps for the collaboration, including developing a protocol for the ALS human clinical trials and the selection of appropriate production facilities in the USA prior to entering into the definitive agreements for this collaboration.

BrainStorm was granted FDA Orphan Drug Designation for its NurOwn™ treatment for ALS. This collaboration is the next step towards inclusion of additional patients suffering from ALS in clinical trials via the extension of BrainStorm’s clinical trials to medical centers in the United States in accordance with FDA regulations.

The University of Massachusetts Medical School team will be led by Professor Robert Brown, D.Phil., MD, Chair of the Neurological Department at University of Massachusetts Medical School. Professor Brown is a leading expert in neuromuscular genetics and is world renowned for his expertise in ALS. Investigators at the University of Massachusetts Medical School have discovered several fundamental processes for controlling gene expression and are pursuing the application of these discoveries to treating diseases like ALS.

Massachusetts General Hospital is an internationally recognized medical facility and has vast medical expertise in the study and treatment of patients with neurodegenerative disorders, including ALS. The team will be led by Professor Merit Cudkowicz, an expert in clinical trial design and therapy development for neurogenerative disorders. She co-chairs the Northeast ALS Consortium and directs the Massachusetts General Hospital Neurology Clinical Trial Unit. She has led several clinical trials developing new treatments for people with ALS.

Professor Robert Brown stated: “Professor Cudkowicz and I are delighted to join forces with BrainStorm to prepare for BrainStorm’s first human clinical trials in the United States. We are hopeful that together we may achieve a breakthrough for the treatment of people suffering from ALS. This trial will be conducted after receiving all necessary FDA approvals and in parallel with the human clinical trials that are being conducted by BrainStorm in Israel in collaboration with the Hadassah Medical Center.”

“We are extremely pleased to enter into collaboration with Massachusetts General Hospital and the University of Massachusetts,” stated Chaim Lebovits, President of BrainStorm. “Both are world renowned medical organizations with proficiency in ALS treatment and have been providing ALS treatments to patients for quite some time. We are extremely delighted to be particularly working together with Professors Brown and Cudkowicz, both of whom are world-wide leaders in the field of ALS. This collaboration provides BrainStorm with the medical expertise and support needed to prepare for its first ALS human clinical trials in the United States, in parallel to BrainStorm's human clinical trials that are underway at the Hadassah Medical Center in Israel.”

About NurOwn™

BrainStorm’s core technology, NurOwn™, is based on the scientific achievements of Professor Eldad Melamed, former Head of Neurology, Rabin Medical Center, and Tel-Aviv University, and Professor Daniel Offen, Head of the Neuroscience Laboratory, Felsenstein Medical Research Center at the Tel-Aviv University.

The NurOwn™ technology processes adult human Mesenchymal stem cells that are present in bone marrow and are capable of self-renewal as well as differentiation into many cell types. The research team is among the first to have successfully achieved the in vitro differentiation of adult bone marrow cells (animal and human) into cells capable of releasing neurotrophic factors, including glial-derived neurotrophic factor (GDNF) by means of a specific differentiation-inducing culture medium.

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. is a company developing adult stem cell therapeutic products, derived from autologous (self) bone marrow cells, for the treatment of neurodegenerative diseases. The Company holds rights to develop and commercialize the technology through an exclusive, worldwide licensing agreement with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel-Aviv University. For more information, visit the company’s website at www.brainstorm-cell.com.

Safe Harbor Statement

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. The Company does not undertake any obligation to update forward-looking statements made by us.

Contacts

BrainStorm Cell Therapeutics
Adrian Harel, Ph.D., COO and Acting CEO
+972-3-9236384
aharel@brainstorm-cell.com

Source: BrainStorm Cell Therapeutics Inc.